UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No._)*


                              Sono-Tek Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    835483108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 12, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 835483108                   13G                    Page 2 of 5 Pages


________________________________________________________________________________
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher L. Coccio

________________________________________________________________________________
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.    SEC USE ONLY



________________________________________________________________________________
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           462,833
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         462,833
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           2,000
________________________________________________________________________________
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      959,833(1)

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.07%

________________________________________________________________________________
12.   TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)

      IN

________________________________________________________________________________

----------
(1)   Does not include 20,000 stock options not exercisable within 60 days.

CUSIP No. 835483108                   13G                    Page 3 of 5 Pages


Item 1

      (a).  Name of Issuer:

      Sono-Tek Corporation

      (b).  Address of Issuer's Principal Executive Offices:

      2012 Route 9W, Milton, NY 12547


Item 2

      (a).  Name of Person Filing:

      Christopher L. Coccio

      (b).  Address of Principal Business Office, or if None, Residence:

      2012 Route 9W, Milton, NY 12547

      (c).  Citizenship:

      USA

      (d).  Title of Class of Securities:

      Common Stock

      (e).  CUSIP Number:

      835483108

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) [_] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment companyunder section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

CUSIP No. 835483108                   13G                    Page 4 of 5 Pages


Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            959,833

      (b)   Percent of class:

            8.07%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  462,833

            (ii)  Shared power to vote or to direct the vote:

                  2,000

            (iii) Sole power to dispose or to direct the disposition of:

                  462,833

            (iv)  Shared power to dispose or to direct the disposition of:

                  2,000


Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.

         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

          ______________________________________________________________________

CUSIP No. 835483108                   13G                    Page 5 of 5 Pages


Item 10.  Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          December 22, 2004
                                          --------------------------------------
                                                        (Date)


                                          /s/ Christopher L. Coccio
                                          --------------------------------------
                                                      (Signature)


                                          Christopher L. Coccio
                                          President & CEO
                                          --------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).